Exhibit 99.1
GTSI Adopts Shareholder Rights Plan
HERNDON, VA., September 14, 2010 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to the government, today announced its Board of Directors has adopted a Shareholder Rights Plan that is designed to encourage the fair and equal treatment of GTSI’s shareholders in connection with any initiative to acquire effective control of the Company. The adoption of the Rights Plan is not intended to prevent a sale of control of the Company that is determined by the Board of Directors to be fair, advisable and in the best interests of all of the Company’s shareholders.
The Rights Plan is also intended to ensure that, in the context of a tender offer, the Board of Directors has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing transactions to emerge and to ensure that shareholders have an equal opportunity to participate in such a bid. The Rights Plan provides that, unless redeemed earlier by the Company, the Rights will expire on September 12, 2011.
Pursuant to the Rights Plan, one stock purchase right will be distributed for each share of common stock held by shareholders of record as of the close of business on September 24, 2010.
The Rights will be exercisable if a person or group, or any other person with whom they are acting in concert, without the approval of the Company’s Board, acquires 20% or more of the Company’s common stock or announces a tender offer for 20% or more of the Company’s common stock. Under the Rights Plan, synthetic ownership of the Company’s common stock in the form of derivative securities counts towards the 20% ownership threshold, if the investor or group actually owns 5% or more of the common stock. The Rights also will be exercisable if a person or group that already owns 20% or more of the Company’s common stock, without Board approval, acquires an additional 1% (other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or subdivision).
If the Rights become exercisable, all Rights holders (other than the person or group triggering the Rights) will be entitled to purchase Company common stock at a 50% discount. Rights held by the person or group triggering the Rights will become void and will not be exercisable.
The distribution of the Rights is not taxable to shareholders. The Rights will trade with Company’s common stock, and the Company’s Board may terminate the Rights Plan or redeem the Rights prior to the time the Rights are triggered. Further details about the Rights Plan are contained in a Form 8-K being filed today with the Securities and Exchange Commission by the Company.

About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com